UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2026

PYROPHYTE ACQUISITION CORP.

(Exact name of registrant as specified in its Articles)

Cayman Islands	001-40957	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

3262 Westheimer Road

Suite 706

Houston, Texas 77098

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 701-4234

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, on April 28, 2026, Pyrophyte Acquisition Corp. (the “Company”) held an extraordinary general meeting of shareholders (“EGM”) to approve an extension of the time by which it had to consummate its initial business combination from April 29, 2026 to April 29, 2027 (the “Extension”).

In connection with the EGM, shareholders holding an aggregate of 100,100 Class A ordinary shares, par value $0.0001 per share, of the Company (“Class A Ordinary Shares”), exercised their right to redeem such shares for a pro rata portion of the funds held in the Company’s trust account (the “Trust Account”) as of April 30, 2026, including any interest earned on the funds held in the Trust Account. As a result, approximately $1.29 million (approximately $12.93 per share) was removed from the Trust Account to pay such holders and approximately $18.3 million remained in the Trust Account. Following the aforementioned redemptions, the Company has 6,445,104 Class A Ordinary Shares outstanding, consisting of 1,413,854 Class A Ordinary Shares originally issued as part of the units sold in the Company’s initial public offering and 5,031,250 Class A Ordinary Shares that were originally issued to Pyrophyte Acquisition LLC (the “Sponsor”) as Class B ordinary shares.

In addition, in connection with the Extension, the Sponsor, agreed that it or its designee would deposit into the Company’s trust account (the “Trust Account”) an amount equal to $100,000 on a monthly basis through the Extension (the “Extension Amount”). On May 4, 2026, the Sponsor caused the Extension Amount to be deposited into the Trust Account for the first month of the Extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PYROPHYTE ACQUISITION CORP.

By:	/s/ Sten Gustafson
Name:	Sten Gustafson
Title:	Chief Financial Officer

Date: May 5, 2026

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